Exhibit 99

M&T Bank Corporation Elects Richard Grossi

to Board of Directors

BUFFALO, N.Y.; Oct. 20, 2015—M&T Bank Corporation (NYSE: MTB) (“M&T”) announced the election of Richard A. Grossi to its Board of Directors, effective at today’s meeting. Mr. Grossi was also elected as a director of the Board of Directors of M&T Bank, M&T’s principal banking subsidiary.

Mr. Grossi joins M&T’s board with more than forty years of experience in higher education and the health care industry. His areas of expertise include financial analysis and management, organizational design and development, human resource management, systems selection and implementation, operational and financial responsibility for large functional units, and responsibility for major facility construction and control.

He recently retired after serving as senior vice president and chief financial officer for Johns Hopkins Medicine in Baltimore, Md. for nearly 20 years. He was responsible for all financial functions for the $7.3 billion enterprise, including strategic planning, cash management and treasury, new business initiatives and trustee interactions on financial decisions. He currently works as a consultant for Johns Hopkins Medicine.

From 1978 until 2014, he worked at The Johns Hopkins University School of Medicine, most recently as senior associate dean for finance and administration. He was responsible for all financial functions of the university, acting as its chief financial officer, with oversight of budgeting and capital planning, general accounting, research accounting, financial reporting, oversight of academic departments, and strategic planning.

“Richard Grossi brings a remarkable level of skill and experience and a strong grasp of financial analysis and management to M&T’s board,” said Robert G. Wilmers, M&T Chairman and CEO. “He will be an invaluable addition to our board, bringing a perspective and background that will reinforce our commitment to conservative and consistent community banking.”

M&T is a financial holding company headquartered in Buffalo, New York. M&T’s principal banking subsidiary, M&T Bank, operates banking offices in New York, Pennsylvania, Maryland, Virginia, West Virginia, Delaware and the District of Columbia. Trust-related services are provided by M&T’s Wilmington Trust-affiliated companies and by M&T Bank.

© 2015 M&T Bank. Member FDIC.

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Media Contact:

Phil Hosmer

410-949-3042

phosmer@mtb.com